Exhibit 10.7

THIRD AMENDMENT TO THE
NATIONAL COMMERCE FINANCIAL CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

WHEREAS, SunTrust Bank (the “Corporation”) currently maintains the National Commerce Financial Corporation Supplemental Executive Retirement Plan (the “Plan”);

WHEREAS, the Corporation now considers it desirable to amend the Plan to meet the applicable requirements of Section 409A of the Internal Revenue Code of 1986 (as amended);

NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended effective as of January 1, 2009, to add an Appendix A to read as follows:

APPENDIX A

1. Pre-2005 Deferrals. The terms of the Plan in effect on October 3, 2004 shall govern the time and form of distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A (the “Grandfathered Benefits”).

2. 409A Compliance. To the extent that benefits under the Plan are subject to Internal Revenue Code section 409A (“409A Benefits”), the Plan is intended to comply with such section 409A and official guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with this intention. The terms of this Appendix A shall apply to distributions of 409A Benefits and not Grandfathered Benefits. Any provision of the Plan not in this Appendix that addresses distribution of benefits shall not apply to 409A Benefits.

3. Distributions. Subject to Paragraph 4 and absent an effective election under Paragraph 7 or 8, a Participant’s 409A Benefits determined under the Plan shall be distributed, as set forth below, in a single life annuity commencing upon the earlier of: (i) the date a Participant becomes Disabled; or (ii) the date a Participant Separates from Service.

(a) Separation from Service. In the event the Participant’s Separation from Service occurs first:

(1) If such Separation from Service occurs prior to the Participant’s attainment of age fifty-five (55), payment shall commence in the second month after the date the Participant attains age fifty-five (55); or

(2) If such Separation from Service occurs on or after the Participant’s attainment of age fifty-five (55), payment shall commence in the second month after the Participant Separates from Service.

(b) Disability. In the event a Participant’s Disability occurs first, payment shall commence in the month after the date the Participant attains age sixty-five (65).

4. Key Employee Delay. Notwithstanding anything herein to the contrary, in the event that a Participant is a Key Employee as of the date of his or her Separation from Service, any distributions to such Participant upon his or her Separation from Service shall not commence earlier than six months following the date of such Separation from Service (or, if earlier, the date of the Participant’s death) (the “Key Employee Delay”). Amounts payable to the Participant during such period of delay shall be accumulated and paid in the seventh month following the Participant’s Separation from Service (or, if earlier, in the month after the Participant’s death).

5. Distributions Upon Death. Notwithstanding anything herein to the contrary, in the event of the death of the Participant before any benefit payments under the Plan have been made to the Participant, the amount of the pre-retirement death benefit determined under the Plan (if any) will be distributed to the Participant’s beneficiary in a single life annuity commencing in the month after the date of the Participant’s death (provided that any payments that would occur before such month shall be paid as scheduled). In the event of the death of the Participant after any benefit payments have commenced, death benefits under the Plan will be payable to the Participant’s beneficiary only to the extent provided under the form of distribution that has commenced.

6. Interest. If a Participant’s 409A Benefits are payable after the date of a Participant’s Separation from Service pursuant to Paragraph 3(a) (including as a result of the Key Employee Delay), interest shall accrue from the date of determination of such amount in the same manner and at the same rate as would accrue on the Personal Pension Account under the SunTrust Banks, Inc. Retirement Plan, as amended from time to time, until payment of such amount commences under this Appendix.

7. Special One-Time Election. Notwithstanding any prior elections or Plan provisions to the contrary, a Participant who was an employee of the Corporation and its affiliates (including on a paid leave of absence) may have made an election to receive his or her 409 Benefits under the Plan in any permitted form of payment offered by the Committee. Any such election must have become irrevocable on or before December 31, 2008 and must have been made in accordance with the procedures and distribution rules established by the Committee and rules under Section 409A.

8. Subsequent Deferral Election. In addition to the requirements the Committee may establish, a Participant may make a subsequent deferral election to change the form of payment for his or her 409A Benefits on or after January 1, 2009 (each, a “Subsequent Deferral Election”) only if the following conditions are satisfied:

(a) The election may not take effect until at least twelve (12) months after the date on which the election is made;

(b) In the case of an election to change the time or form of a distribution under Paragraph 3(a), a distribution may not be made earlier than at least five (5) years from the date the distribution would have otherwise been made; and

(c) In the case of an election to change the time or form of a distribution related to a payment at a specified time or pursuant to a fixed schedule, the election must be made at least twelve (12) months before the date the distribution is scheduled to be paid.

Any election (including changes solely among Actuarial Equivalent life annuities) with respect to the form of payment under the Plan after the Participant’s third Subsequent Deferral Election shall be null and void and have no force or effect. Notwithstanding anything herein to the contrary, a Subsequent Deferral Election solely to change the form of payment from one life annuity to another Actuarial Equivalent life annuity offered by the Committee shall not be subject to the conditions set forth in Paragraphs 8(a)-(c) above.

9. Permitted Form of Payment Options. Subject to the requirements of Paragraphs 4, 7 and 8, a Participant may elect the manner in which his or her 409A Benefits under the Plan shall be paid from among the options offered under the Basic Plan in accordance with the procedures and distribution rules established by the Committee and rules under Section 409A; provided, however, that a Participant may not change his payment election after benefit payments have begun. If elected, any 409A Benefits paid in a life annuity form other than a single life annuity shall be Actuarially Equivalent to the single life annuity benefit that would have been paid to such Participant.

10. Effect of Early Taxation. If the Participant’s 409A Benefits under the Plan are includible in income pursuant to Section 409A, such benefits shall be distributed immediately to the Participant.

11. 409A Requirements on Amendment or Termination. No amendment of the Plan shall apply to Grandfathered Benefits, unless the amendment specifically provides that it applies to such amounts. The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent “material modification” under Section 409A to the Grandfathered Benefits. Upon termination of the Plan, distribution of 409A Benefits shall be made to Participants and beneficiaries in the manner and at the time described in this Appendix, unless the Corporation determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Section 409A. Upon termination of the Plan, no further benefit accruals shall occur.

12. Definitions. All capitalized terms used in this Appendix and not defined herein shall have the same meaning as in the Plan. The following capitalized terms will have the meanings set forth in this Appendix whenever such capitalized terms are used:

(a) Actuarial Equivalent. Actuarial Equivalent or Actuarially Equivalent means a form of benefit payment having an equivalent value.

(b) Disability. Disabled or Disability means a Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer and, in addition, has begun to receive benefits under the Corporation’s Long-Term Disability Plan.

(c) Key Employee. Key Employee means an employee treated as a “specified employee” as of his Separation from Service under Code section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) without regard to Section (5) thereof)) if the common stock of the Corporation or an affiliate is publicly traded on an established securities market or otherwise. Key Employees shall be determined in accordance with Section 409A using a December 31 identification date. A listing of Key Employees as of an identification date shall be effective for the 12-month period beginning on the April 1 following the identification date.

(d) Separation from Service. Separation from Service or Separates from Service means a “separation from service” within the meaning of Section 409A.

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed this 31st day of December, 2008.

SUNTRUST BANK

By: /s/ Donna D. Lange
Title: SVP, Corporate Benefits Director